NEM068 PM 11:42 Access Worldwide Announces Conversion of Convertible Notes
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TO BUSINESS EDITOR:

Access Worldwide Announces Conversion of Convertible Notes

ARLINGTON, Va., July 2 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC.OB), a Business Process Outsourcing services company, today announced that all of the company's outstanding convertible promissory notes have been converted to common stock.
"We are very pleased to announce that all of Access' convertible debt has been converted to common shares," said Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. "The conversion of the convertible notes strengthens our balance sheet, and provides Access with positive shareholder equity."
About Access
Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC.OB), is a leading business process outsourcing ("BPO") services company that offers customer management and other BPO services from its offices in the United States and the Philippines. Headquartered in Arlington, Virginia, with approximately 1,000 employees worldwide, Access supports clients in a variety of industries, including financial services, technology, telecommunications, consumer products, healthcare and media. More information is available at http://www.accessww.com.

Important Notice
This press release contains forward-looking statements. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate our facilities in the Philippines; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Access assumes no duty to update any forward-looking statements.

SOURCE Access Worldwide Communications, Inc.
-0-        07/02/2007
/CONTACT: Mark Wright, Investor Relations of Access Worldwide Communications, Inc., +1-703-292-5210, mwright@accessww.com/
/First Call Analyst: /
/FCMN Contact: mwright@accessww.com /
/Web site: http://www.accessww.com/
(AWWC)

CO: Access Worldwide Communications, Inc.
ST: Virginia
IN: CPR OTC
SU: